Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Increase in 2009 Third Quarter Earnings
Nashville, Tenn., November 5, 2009 – HCA Inc. today announced financial and operating results for its third quarter ended September 30, 2009.
Third Quarter Summary:
▪	Revenues increased 7.6 percent to $7.533 billion from $7.002 billion in the third quarter of 2008.

▪	Net income attributable to HCA Inc. totaled $196 million, compared to $86 million in the prior year’s third quarter.

▪	Adjusted EBITDA totaled $1.273 billion, compared to $1.053 billion in the third quarter of 2008.

▪	Provision for doubtful accounts totaled $910 million, compared to $819 million in the prior year.

▪	Interest expense increased to $510 million from $497 million in the prior year’s third quarter.

▪	Same facility equivalent admissions increased 4.8 percent, while same facility admissions increased 2.7 percent in the third quarter compared to the same period last year.

▪	Same facility revenue per equivalent admission increased 2.8 percent. Revenue per equivalent patient day, on a same facility basis, increased 4.6 percent.

▪	Total surgeries, on a same facility basis, increased 1.2 percent from the prior year’s third quarter.

▪	Same facility emergency department visits increased 11.1% compared to the third quarter of 2008.
Driven by strong inpatient, outpatient and emergency department volumes, HCA’s revenues for the third quarter totaled $7.533 billion, compared to $7.002 billion in the third quarter of 2008. Net income attributable to HCA Inc. for the third quarter of 2009 totaled $196 million, compared to $86 million in the prior year’s third quarter. Adjusted EBITDA in the quarter totaled $1.273 billion, compared to $1.053 billion in the previous year’s third quarter. A table describing adjusted EBITDA and reconciling net income attributable to HCA Inc. to adjusted EBITDA for these periods is included in this release. Results for the third quarter of 2009 include impairments of long-lived assets of $3 million. Third quarter 2008 results include a $44 million charge for impairments of long-lived assets and gains on sales of facilities of $50 million.
The provision for doubtful accounts increased to $910 million, or 12.1 percent of revenues, in the third quarter of 2009 from $819 million, or 11.7 percent of revenues, in the third quarter of 2008. Charity care and uninsured discounts totaled $1.288 billion in the third quarter of 2009 compared to $920 million in the third quarter of 2008. Same facility uninsured admissions increased 8.2 percent in the third quarter of 2009 compared to the prior year’s third quarter. Same facility uninsured admissions comprised 7.0 percent of total admissions in the third quarter of 2009 compared to 6.6 percent in the third quarter of 2008.
During the third quarter of 2009, salaries and benefits, supply expense and other operating expenses totaled $5.403 billion compared to $5.171 billion in the third quarter of 2008. These expenses, as a percent of revenues, declined 2.2% in the third quarter of 2009 compared to the third quarter of 2008.
Interest expense increased to $510 million in the third quarter of 2009, compared to $497 million in the same period of 2008.
Same facility admissions increased 2.7 percent and same facility equivalent admissions increased 4.8 percent in the third quarter of 2009 compared to the prior year’s third quarter. Same facility inpatient surgeries increased 1.9 percent and same facility outpatient surgeries increased 0.8 percent in the third quarter. Same facility revenue per equivalent admission increased 2.8 percent in the third quarter of 2009 compared to the third quarter of 2008.
Revenues for the nine months ended September 30, 2009 totaled $22.447 billion compared to $21.109 billion for the same period of 2008. Net income attributable to HCA Inc. was $838 million for the nine months ended September 30, 2009 compared to $397 million in the same period of the prior year. Adjusted EBITDA totaled $4.129 billion for the first nine months of 2009 compared to $3.337 billion for the same period of 2008. Results for the nine months ended September 30, 2009 include losses on sales of facilities of $8 million and impairments of long-lived assets of $16 million compared to gains on sales of facilities of $90 million and impairments of long-lived assets of $53 million in the first nine months of 2008.
Cash flows from operating activities increased $900 million, from $1.415 billion for the nine months ended September 30, 2008 to $2.315 billion for the nine months ended September 30, 2009. The increase was due primarily to the $513 million increase in net income and $347 million improvement from changes in operating assets and liabilities and the provision for doubtful accounts.
As of September 30, 2009, HCA’s balance sheet reflected cash and cash equivalents of $443 million, total debt of $25.914 billion, and total assets of $24.120 billion. During the third quarter of 2009, capital expenditures totaled $296 million, excluding acquisitions. For the nine months ended September 30, 2009, capital expenditures totaled $915 million, excluding acquisitions.
During 2009, HCA issued $3.060 billion aggregate principal amount of first and second lien notes. The net proceeds from the debt issuances were used to repay outstanding indebtedness under the Company’s senior secured term loan facilities.
As of September 30, 2009, HCA operated 163 hospitals and 105 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).

Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Time today. A live audio broadcast of the call via webcast will also be available to investors. The broadcast will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=63265 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the possible enactment of federal or state health care reform and changes in federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly in the current economic downturn, in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
Third Quarter
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio
Revenues	$7,533	100.0%	$7,002	100.0%

Salaries and benefits	3,013	40.0	2,883	41.2
Supplies	1,206	16.0	1,141	16.3
Other operating expenses	1,184	15.7	1,147	16.4
Provision for doubtful accounts	910	12.1	819	11.7
Equity in earnings of affiliates	(53)	(0.7)	(41)	(0.6)
Depreciation and amortization	354	4.7	350	5.0
Interest expense	510	6.8	497	7.1
Gains on sales of facilities	—	—	(50)	(0.7)
Impairment of long-lived assets	3	—	44	0.6

	7,127	94.6	6,790	97.0

Income before income taxes	406	5.4	212	3.0

Provision for income taxes	132	1.8	76	1.1

Net income	274	3.6	136	1.9

Net income attributable to noncontrolling interests	78	1.0	50	0.7

Net income attributable to HCA Inc.	$196	2.6	$86	1.2

HCA Inc.
Condensed Consolidated Income Statements
For the Nine Months Ended September 30, 2009 and 2008
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio
Revenues	$22,447	100.0%	$21,109	100.0%

Salaries and benefits	8,880	39.6	8,563	40.6
Supplies	3,627	16.2	3,463	16.4
Other operating expenses	3,410	15.1	3,396	16.1
Provision for doubtful accounts	2,583	11.5	2,520	11.9
Equity in earnings of affiliates	(182)	(0.8)	(170)	(0.8)
Depreciation and amortization	1,067	4.8	1,062	5.0
Interest expense	1,487	6.6	1,521	7.2
Losses (gains) on sales of facilities	8	—	(90)	(0.4)
Impairment of long-lived assets	16	0.1	53	0.3

	20,896	93.1	20,318	96.3

Income before income taxes	1,551	6.9	791	3.7

Provision for income taxes	480	2.1	233	1.1

Net income	1,071	4.8	558	2.6

Net income attributable to noncontrolling interests	233	1.1	161	0.7

Net income attributable to HCA Inc.	$838	3.7	$397	1.9

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Nine Months
	Third Quarter		Ended September 30,
	2009	2008	2009	2008
Revenues	$7,533	$7,002	$22,447	$21,109

Net income attributable to HCA Inc.	$196	$86	$838	$397
Losses (gains) on sales of facilities (net of tax)	—	(29)	5	(53)
Impairment of long-lived assets (net of tax)	2	28	10	34

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets	198	85	853	378
Depreciation and amortization	354	350	1,067	1,062
Interest expense	510	497	1,487	1,521
Provision for income taxes	133	71	489	215
Net income attributable to noncontrolling interests	78	50	233	161

Adjusted EBITDA (a)	$1,273	$1,053	$4,129	$3,337

(a)	Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30,	June 30,	December 31,
	2009	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$443	$450	$465
Accounts receivable, less allowance for doubtful accounts	3,499	3,680	3,780
Inventories	745	730	737
Deferred income taxes	1,099	1,032	914
Other	515	556	405

Total current assets	6,301	6,448	6,301

Property and equipment, at cost	24,389	24,185	23,714
Accumulated depreciation	(13,038)	(12,752)	(12,185)

	11,351	11,433	11,529

Investments of insurance subsidiary	1,371	1,322	1,422
Investments in and advances to affiliates	855	854	842
Goodwill	2,596	2,594	2,580
Deferred loan costs	436	444	458
Other	1,210	1,146	1,148

	$24,120	$24,241	$24,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,199	$1,206	$1,370
Accrued salaries	954	876	854
Other accrued expenses	1,316	1,119	1,282
Long-term debt due within one year	635	194	404

Total current liabilities	4,104	3,395	3,910

Long-term debt	25,279	26,351	26,585
Professional liability risks	1,097	1,108	1,108
Income taxes and other liabilities	1,782	1,713	1,782

Total liabilities	32,262	32,567	33,385

Equity securities with contingent redemption rights	147	155	155

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(9,279)	(9,486)	(10,255)
Noncontrolling interests	990	1,005	995

Total deficit	(8,298)	(8,481)	(9,260)

	$24,120	$24,241	$24,280

HCA Inc.
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2009 and 2008
(Dollars in millions)

	2009	2008
Cash flows from operating activities:
Net income	$1,071	$558
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities	(2,136)	(2,420)
Provision for doubtful accounts	2,583	2,520
Depreciation and amortization	1,067	1,062
Income taxes	(485)	(379)
Losses (gains) on sales of facilities	8	(90)
Impairment of long-lived assets	16	53
Amortization of deferred loan costs	60	59
Pay-in-kind interest	58	—
Share-based compensation	21	25
Other	52	27

Net cash provided by operating activities	2,315	1,415

Cash flows from investing activities:
Purchase of property and equipment	(915)	(1,115)
Acquisition of hospitals and health care entities	(42)	(76)
Disposition of hospitals and health care entities	39	185
Change in investments	113	30
Other	(2)	4

Net cash used in investing activities	(807)	(972)

Cash flows from financing activities:
Issuance of long-term debt	2,979	4
Net change in revolving bank credit facility	(1,125)	530
Repayment of long-term debt	(3,050)	(775)
Distributions to noncontrolling interests	(254)	(141)
Payment of debt issuance costs	(68)	—
Other	(12)	(10)

Net cash used in financing activities	(1,530)	(392)

Change in cash and cash equivalents	(22)	51
Cash and cash equivalents at beginning of period	465	393

Cash and cash equivalents at end of period	$443	$444

Interest payments	$1,154	$1,380
Income tax payments, net of refunds	$965	$612

HCA Inc.
Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2009	2008	2009	2008
Consolidating Hospitals:

Number of Hospitals	155	158	155	158
Weighted Average Licensed Beds	38,829	38,390	38,819	38,405
Licensed Beds at End of Period	38,829	38,386	38,829	38,386

Reported:
Admissions	387,600	377,400	1,171,200	1,161,700
% Change	2.7%		0.8%
Equivalent Admissions	615,100	587,400	1,835,200	1,776,300
% Change	4.7%		3.3%
Revenue per Equivalent Admission	$12,245	$11,922	$12,231	$11,884
% Change	2.7%		2.9%
Inpatient Revenue per Admission	$11,833	$11,224	$11,625	$11,203
% Change	5.4%		3.8%

Patient Days	1,848,000	1,833,700	5,673,600	5,745,900
Equivalent Patient Days	2,934,100	2,854,700	8,890,500	8,785,600

Inpatient Surgery Cases	125,300	121,400	372,300	371,800
% Change	3.2%		0.1%
Outpatient Surgery Cases	199,100	196,500	593,700	595,500
% Change	1.3%		-0.3%

Emergency Room Visits	1,441,200	1,303,100	4,198,900	3,969,500
% Change	10.6%		5.8%

Outpatient Revenues as a Percentage of Patient Revenues	38.1%	38.5%	38.3%	37.3%

Average Length of Stay	4.8	4.9	4.8	4.9

Occupancy	51.7%	51.9%	53.5%	54.6%
Equivalent Occupancy	82.1%	80.8%	83.8%	83.5%

Same Facility:
Admissions	380,300	370,400	1,150,100	1,136,600
% Change	2.7%		1.2%
Equivalent Admissions	602,800	575,200	1,799,900	1,734,400
% Change	4.8%		3.8%
Revenue per Equivalent Admission	$12,262	$11,929	$12,230	$11,900
% Change	2.8%		2.8%
Inpatient Revenue per Admission	$11,894	$11,276	$11,668	$11,246
% Change	5.5%		3.8%

Inpatient Surgery Cases	123,300	121,000	367,100	364,600
% Change	1.9%		0.7%
Outpatient Surgery Cases	196,100	194,600	585,700	586,300
% Change	0.8%		-0.1%

Emergency Room Visits	1,404,000	1,263,900	4,093,700	3,848,400
% Change	11.1%		6.4%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	155	158	155	158
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	163	166	163	166